UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) January 23, 2002

WESTSPHERE ASSET CORPORTION INC.

(Exact name of registrant as specified in its charter)

Colorado 0-32051 98-0233968

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification Number No.)

Suite 212, 214 - 11th Avenue S.E., Calgary, Alberta T2G 0X8

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (403) 290-0264

(Former name or former address, if changed since last report)

ITEM 1. Changes in Control of Registrant.

Not Applicable

ITEM 2. Acquisition or Disposition of Assets

Not Applicable

ITEM 3. Bankruptcy or Receivership

Not Applicable

ITEM 4. Changes in Registrants' Certifying Amendments

Not Applicable

ITEM 5. Other Event and Regulation FD Disclosure

As a result of an aggressive bank machine placement initiative, Westsphere Asset Corporation, Inc. ("Westsphere") announced today a fourth quarter increase of 34% in the ATM sites of its wholly-owned subsidiary, Vencash Capital Corporation ("Vencash"). Vencash is Westsphere's core business holding corporation. Doug Mac Donald, President and CEO of Westsphere, stated "Based upon contracts that are presently in place for future ATM sites and due to negotiations currently being completing we anticipate a net increase in profitability of approximately 20% during the first or second quarters of 2002, over that of 2001 fiscal year end."

Mr. Mac Donald further stated, "Vencash under the leadership of its President Joseph Bowser will continue its aggressive expansion and significant further growth can be expected in the year ahead. The ATM placement results of the last quarter of 2001 clearly demonstrate Westsphere's commitment to growth and expansion of Vencash's position within the private owned bank machine marketplace.

Westsphere Asset Corporation, Inc. (WSHA) is a leading financial holding company in Canada at the forefront of point of sale and online computer banking.

Currently, Westsphere has established a strong presence in the privately owned Canadian banking sector including Automated Banking Machines (ABM), Point of Sale Machines, Online Computer Banking and e-Commerce transaction security and payment. Westsphere maintains and services an ABM network across Canada and is a full participating member of the Canadian INTERAC Banking System.

DISCLAIMER

Forward-Looking Statements: This report contains certain forward-looking statements. All statements, other than statements of historical fact, included herein, are forward looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made, and Westsphere Asset Corporation Inc. does not undertake an obligation to update forward-looking statements should conditions or management's estimates or opinions change.

ITEM 6. Resignation of Registrants' Directors

Not Applicable

ITEM 7. Financial Statements and Exhibits

Not Applicable

ITEM 8. Change in Fiscal Year

Not Applicable

ITEM 9. Regulation FD Disclosure

Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: January 24, 2002

WESTSPHERE ASSET CORPORTION INC. By:/s/ Douglas MacDonald Name: Douglas MacDonald Title: President